Exhibit 4.31
EQUITYHOLDERS AGREEMENT
This EQUITYHOLDERS AGREEMENT (this “Agreement”) is made as of [January 6, 2010 ], by and among:
(1) Shanghai Weilan Computer Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (the “PRC”) with its registered office at No. 558, West Dazhi Road, Malu Town, Jiading District, Shanghai, PRC (“Party A” or the “Investor”);
(2) Hefei Baofeng Cartoon Information Technology Co., Ltd., a company organized and existing under the laws of the PRC with its registered office at Room 601, Tower B, Dushi Building, 34 Guangming Road, Yaohai District, Hefei City, PRC (“Party B” or the “Original Equityholder” and collectively with the Investor, the “Equityholders”); and
(3) Hefei Letang Cartoon Information Technology Co., Ltd., a company organized and existing under the laws of the PRC with its registered office at Room 801, Kemao Building, Shushan District, Hefei City, PRC (“Party C” or the “Company”).
The Investor, the Original Equityholder and the Company are referred to collectively herein as the “parties” and each individually as a “party.”
WHEREAS, the parties have entered into that certain Equity Interest Purchase and Capital Increase Agreement dated on or about the date of this Agreement (the “Purchase Agreement”), providing, among other things, the purchase of 50.01% the equity interest of the Company by the Investor from the Original Equityholder and the increase of registered capital of the Company;
WHEREAS, immediately prior to the Closing (as defined in the Purchase Agreement), the Original Equityholder owns 100% of the equity interest of the Company;
WHEREAS, immediately after the Closing (as defined in the Purchase Agreement), the Investor and the Original Equityholder will own 50.01% and 49.99% of the equity interest of the Company, respectively; and
WHEREAS, as a condition precedent to the Closing (as defined in the Purchase Agreement), the parties desire to enter into this Agreement to provide for certain matters relating to, among other things, the management and operation of the Company and the transfer of equity interest of the Company.
NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants set forth herein, the parties hereby agree as follows:
1.	Business of the Company and Obligations of the Equityholders.
1.1.
Business of the Company. The business of the Company shall be, directly or indirectly, to engage in the development of mobile phone game and to possess intellectual property rights (the field of game business generally refers to mobile phone games, i.e. single phone games and mobile phone network games, including WAP and clients, personal computer games, personal computer network games, games based on other terminals and handheld terminals, such as TV, Xbox and PSP, like Iphone, Itouch, BlackBerry and MTK, and the new platforms of handheld terminals that may appear in the future).

1.2.
Equityholder Obligations. Each Equityholder shall comply with the provisions of this Agreement in relation to its investment in the Company and in transacting business with the Company and shall exercise its rights and powers in accordance with, and so as to give effect to, this Agreement, the Purchase Agreement and the Restated Articles (as defined below).

1.3.
Articles. The Restated Articles shall be consistent with this Agreement as far as practicable. In the event of any conflict between the provisions of this Agreement and the Restated Articles, the terms of this Agreement shall prevail as among the Equityholders so as to regulate the way in which they exercise their rights as equityholders of the Company. The Equityholders further agree that, in case of such conflict, the Restated Articles shall be amended, to the extent permitted by the relevant law, to reflect the agreement of the Equityholders hereunder.

1.4.
Objectives. Each of the Equityholders shall from time to time take such steps as are open to it, including but not limited to exercising its voting rights in the Company, to ensure that any action taken by the Company is consistent with the purposes, objectives and provisions of this Agreement.

1.5.
Funding. Unless otherwise provided for in this Agreement or agreed by the parties hereto, the Purchase Agreement and the Restated Articles, no Equityholder shall be obliged to provide any financial assistance, including but not limited to, loans, guarantees, bonds, debentures and/or other debt securities, to the Company.

2.	Restrictions on Transfer of Equity Interest.
2.1.
Transfer. No Equityholder shall assign, sell, pledge or otherwise transfer (“Transfer”) any equity interest (or the then ordinary shares of the Company after the closing of a Qualified IPO (as defined below), as applicable) of the Company except (i) to an affiliate of such Equityholder which agrees in writing to be bound by the terms of this Agreement as though named as a party hereto; (ii) with the prior written consent of all the other Equityholders; (iii) pursuant to Section 8.1.8 of the Purchase Agreement; or (iii) otherwise pursuant to this Section 2. Any attempt to make a transfer of any equity interest (or the then ordinary shares of the Company after the closing of a Qualified IPO, as applicable) of the Company in violation of this Section 2 shall be null and void ab initio.

2.2.
Transfer in Compliance with Law. No Transfer of any equity interest (or the then ordinary shares of the Company after the closing of a Qualified IPO, as applicable) of the Company may be made pursuant to this Section 2 unless (i) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement, and (ii) the transfer of such equity interest (or the then ordinary shares of the Company after the closing of a Qualified IPO, as applicable) of the Company complies in all respect with applicable laws (including any applicable securities laws).

2.3.
Right of First Refusal; Notice. Unless with the prior written consent of the Investor, when (i) the Original Equityholder proposes to make a Transfer of the then ordinary shares of the Company pursuant to Section 5.4.4, (ii) the Original Equityholder proposes to make a Transfer of the then ordinary shares of the Company pursuant to Section 5.4.5, or (iii) the Original Equityholder proposes to make a Transfer of the equity interest of the Company pursuant to Section 5.4.7 then the Original Equityholder shall first offer such ordinary shares to the Investor (or its affiliates) by notifying the Investor in writing (the “Transfer Notice”), which notice shall describe fully the proposed Transfer, including the number of ordinary shares proposed to be Transferred and the proposed Transfer price and inquire whether the Investor excises its the Right of First Refusal.

The Investor (or its affiliates) shall then have the right to purchase all or any of such ordinary shares subject to the Transfer Notice at a price per share equal to the proposed per share Transfer price, by delivery to the Company of a notice of exercise of its Right of First Refusal within thirty (30) days after the date the Transfer Notice is deemed delivered to the Investor pursuant to Section 9.2. Upon receipt of any such notices of exercise the Company shall promptly transmit the same to the Original Equityholder at its registered address (or such other address as it may designate for such purpose). Charges for such transmittal shall be for the account of the Original Equityholder, who will be required to indicate the method of transmission to be used by the Company in this regard (e.g., regular post, express courier, etc.). The Company may require advance payment of funds from the Original Equityholder to cover the costs of transmitting such notices.

2.4.
Subsequent Transfer. If any ordinary shares subject to the Transfer Notice is not purchased by the Investor (or its affiliates) pursuant to Section 2.3, the Original Equityholder may, within thirty (30) days thereafter, conclude a Transfer (the “Subsequent Transfer”) of all or any portion of the ordinary shares not purchased by the Investor (or its affiliates) on terms and conditions not more favorable to the transferee (the “Subsequent Transferee”) than those described in the Transfer Notice. Any proposed Transfer on terms and conditions more favorable to the Subsequent Transferee than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any ordinary shares by the Original Equityholder, shall again be subject to the Right of First Refusal and shall require compliance by the Original Equityholder with the procedures described in this Section 2.

3.	Preemptive Rights.
3.1.
Preemptive Rights. The Company grants to each Equityholder the right to purchase only its Pro Rata Equity Interest of New Equity Interest which the Company may, from time to time, propose to issue and sell. Each Equityholder may purchase its Pro Rata Equity Interest of the New Equity Interest on the same terms and conditions and at the same price at which the Company proposes to issue and sell the New Equity Interest. Any attempt to issue any New Equity Interest in violation of this Section 3 shall be null and void ab initio. “Pro Rata Equity Interest” with respect to any Equityholder, means its equity interest as a percentage of the Company’s total equity interest on the date of determination. “New Equity Interest” means any equity interest of the Company.

3.2.
Exempted Issuance. Section 3.1 shall not apply to any issuance of the then ordinary shares of the Company in connection with a Qualified IPO; provided that this Section 3.2 shall not in any way prejudice the Equityholders’ rights under Section 5.4.3.

3.3.
Notice. In the event the Company proposes to issue and sell New Equity Interest, it shall give each Equityholder a written notice (the “Issuance Notice”) which shall describe the type and the terms of the New Equity Interest, the price, and other terms and conditions upon which the Company proposes to issue and sell the same, the amount of equity interest which that Equityholder is entitled to purchase pursuant to Section 3.1, and a statement that such Equityholder shall have fifteen (15) calendar days from the date of its receipt of the Issuance Notice to respond to the Issuance Notice. Each such Equityholder may agree to purchase its Pro Rata Equity Interest of the New Equity Interest at the price and upon the terms and conditions specified in the Issuance Notice by giving written notice to the Company within fifteen (15) calendar days after its receipt of the Issuance Notice from the Company and the closing of such sale and purchase shall be at the time and place specified in the Issuance Notice or otherwise agreed between the Company and such Equityholder.

3.4.
Sale of New Equity Interest. In the event such Equityholder fails to exercise its right of participation within the 15-day period specified in Section 3.3, the Company shall have ninety (90) days thereafter to issue and sell or enter into an agreement (pursuant to which the sale of New Equity Interest covered by the Issuance Notice shall be closed, if at all, within sixty (60) days after the date of that agreement) to issue and sell to one or more purchasers, any or all of the New Equity Interest in respect of which the rights of participation of such Equityholder were not exercised, at a price and upon terms and conditions no more favorable to the purchaser than specified in the Issuance Notice. In the event the Company has not issued and sold the New Equity Interest within this 90-day period (or closed the sale of the New Equity Interest within sixty (60) days from the date of the agreement), the Company shall not thereafter issue or sell such New Equity Interest without first offering the New Equity Interest to each such Equityholder in the manner provided above.

4.	Corporate Governance.
4.1.	General.
4.1.1.
The equityholders meeting consists of all the equityholders, which is supreme authority of the Company.The equityholders meeting shall exercise its authority in according with the Restated Articles, PRC Company Law and other relevant laws and regulations

4.1.2.
In accordance with the Restated Articles, the equityholders meeting shall be convened at least once each year and the first meeting of equityholders shall be convened and presided by the equityholder who has made biggest capital contribution to the Company. The interim meeting of equityholder shall be convened by the Equityholders representing more than 25% of voting rights, supervisor, or more than two thirds of directors.

4.1.3.
Each equityholder shall vote its equity interest of the Company (subject to the provisions of the Restated Articles) at any regular or special meeting of equityholders on a pro rata basis according to the amount of equity held, , all matters to be approved by the equityholders of the Company shall require the approval of Equityholders who, being entitled to do so, voted in person or, where proxies are allowed, by proxy at a general meeting representing a simple majority of the votes as determined in accordance with the Restated Articles, or a written resolution signed by all the Equityholders in order to be adopted by the Company.

4.1.4.
Equityholders meeting shall take all other actions necessary, to give effect to the provisions of this Agreement, the Purchase Agreement and the Restated Articles and unless and until the closing of the Qualified IPO, to ensure the inclusion in the Restated Articles of the rights and privileges of the Equityholders included in this Agreement, the Purchase Agreement and the Restated Articles.

4.2.	Board of Directors.
4.2.1.	Number and Composition.
4.2.1.1.
The number of directors constituting the entire Board initially shall be four (4), of which two (2) directors (together with any other directors to be nominated and appointed by the Investor from time to time pursuant to the terms of this Agreement and the Restated Articles, if any, the “Investor Directors”) shall be nominated and appointed by the Investor, and two (2) directors shall be nominated and appointed by the Original Equityholder (together with any other directors to be nominated and appointed by the Original Equityholder from time to time pursuant to the terms of this Agreement and the Restated Articles, if any, the “Original Equityholder Directors”). The term of office of director shall be 3 years, and may be extended if such director is re-appointed.

4.2.1.2.
The four directors shall initially be Hary Tanoesoedibjo (Chen Ming Li), Xi Jun, Rui A Ji (“Mr. Rui”), and Fan Xiao Qing, with the chairman of the Board initially be Hary Tanoesoedibjo (Chen Ming Li) and the legal representative of the Company initially be Mr. Rui. In the event the Chairman of the board is not able to perform the duty, he could entrust his duty with other director by written.

4.2.1.3.
Each of the Original Equityholder and the Investor shall cast all of its votes at any Equityholders’ Meeting called for the purpose of filling the positions on the Board or in any written consent executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of, the directors set forth in Sections 4.2.1.1 and 4.2.1.2. The chairman of the Board shall have an additional casting vote in case of deadlock.

4.2.1.4.	Each of the parties hereby agrees to take all necessary actions to ensure that the directors of the Company are appointed and removed only pursuant to this Section 4.2.
4.2.2.	Removal and Replacement of Directors.
4.2.2.1.
A director shall be removed from the Board, with or without cause, upon, and only upon, the affirmative vote of the Equityholders in accordance with this Section 4.2.2. Each of the Original Equityholder and the Investor shall cast all of its respective votes for the removal of a director (i) upon the request of the Original Equityholder or the Investor that nominated such director; and (ii) upon the request of any party that has appointed a director in accordance with this Agreement if such director does not vote as directed by the party that appointed him/her in accordance with the provisions of this Agreement. Except as provided in the preceding sentence, none of the parties hereto shall cast any vote for the removal of a director.

4.2.2.2.
In the event any director resigns or is removed in accordance with Section 4.2.2.1, the party that nominated such director will have the right to nominate such director’s successor or replacement, and such successor or replacement director shall be nominated and elected on or as soon as practicable after the date of such resignation or removal.

4.2.3.
Directors’ Access. Upon prior written notice to the Company and during normal business hours, each director shall be entitled to examine the books and accounts of the Company and shall have access to any and all properties and assets of the Company; provided that such examination and access shall not unduly disrupt the day-to-day operations of the Company.

4.2.4.	Chairman of the Board. The chairman of the Board shall be nominated and appointed by Investor. The chairman of the Board shall have an additional casting vote in case of deadlock.
4.2.5.
Audit Committee; Compensation Committee. The Board shall at all times maintain an audit committee and a compensation committee. The audit committee shall be comprised of [three (3) directors], of which [2] member shall be Investor Directors and [1] member shall be an Original Equityholder Director. The compensation committee shall at all times consist of at least [three (3) directors], of which [2] member shall be Investor Directors and [1] member shall be an Original Equityholder Director.

4.2.6.	Board Meetings.
4.2.6.1.	Frequency and Location. Meetings of the Board shall take place at least once every calendar quarter per year. Meetings shall be held in a location approved by a majority of the directors.
4.2.6.2.
Notice. A meeting may be called by any one of the directors giving notice in writing to the Board specifying the date, time and agenda for such meeting. The Board shall upon receipt of such notice give a copy of such notice to all directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than three (3) Business Days’ notice shall be given to all directors; provided, however, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Section 4.2.6.3, and (ii) may be reduced with the written consent of all of the directors.

4.2.6.3.
Quorum. The quorum necessary for the transaction of the business of the Board shall be two (2) directors, which must include at least one (1) of the Investor Directors and one (1) Original Equityholder Director. If a quorum cannot be achieved within the first hour after any scheduled Board meeting, the meeting shall be adjourned and the parties shall reschedule the next meeting within 30 days in good faith pursuant to Section 4.2.6.2 and the directors shall be obligated to participate in such rescheduled meeting in good faith. Neither the Original Equityholder nor the Investor will cause or instruct any director appointed by it to fail to attend Board meetings for the purpose of obstructing the due operation of the Board.

4.2.6.4.
Voting. Subject to Section 4.2.4, at any Board meeting, each director may exercise one vote. Any director may, by written notice to the Board, authorize any other person to attend and vote as his/her alternate at any Board meeting. Subject to Section 4.2.7, the adoption of any resolution of the Board shall require the affirmative vote of a simple majority of the directors present at a duly constituted meeting of the Board. The Board shall not at any meeting adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all directors are present at such meeting and vote in favor of such resolution. The chairman of the Board shall have an additional casting vote in case of deadlock.

4.2.6.5.
Telephonic Participation. Directors may participate in Board meetings by telephone or video conference; provided that each director can hear and be heard by all the other directors throughout the meetings, and such participation shall constitute presence for purposes of the quorum provisions of Section 4.2.6.3.

4.2.6.6.
Expenses. The Company shall reimburse the directors’ for their reasonable costs of attendance at Board meetings within ten (10) Business Days after a director has submitted to the Company reasonable evidence of all such costs of attendance.

4.2.6.7.	Action by Written Consent. Any action that may be taken by the directors at a meeting may be taken by a written resolution signed by all of the directors.
4.2.7.
Matters Requiring Board Approval. The Company shall not take any action in connection with any of the transactions as set forth in Appendix I (Restated Articles of Association of Company) attached hereto (the “Reserved Matters”), unless such transaction shall have been approved by a majority of the directors of the Board (such approval not to be unreasonably withheld by any director).

4.2.8.
Remuneration. No director of the Board shall be entitled to any remuneration except for reimbursement of out-of-pocket expenses in connection with the performance of his or her duties as director and as set forth in Section 4.2.6.6 and, if such director is otherwise an employee of the Company, remuneration received in his or her capacity as an employee are subject to the terms of any employment letter or employment agreement with the Company.

4.3.	Supervisor.
4.3.1.
There shall be a supervisor in the Company, who shall be nominated, appointed and removed by the Investor. The director, manager or other senior management shall not serve currently as the supervisor. The term of supervisor shall be 3 years and a supervisor can successively serve as the supervisor if he/she is re-appointed. The Investor shall have the right to remove or replace the supervisor from time to time.

4.3.2.	The supervisor shall exercise it authority according to Restated Articles, the PRC laws and regulations.
4.4. Management Appointment
4.4.1.
Senior Management. The Board shall appoint all executive officers and members of senior management of the Company; provided however that all managers of the Company shall be nominated by the Original Equityholder and the chief financial officer and all other financial controllers and officers of the Company shall be nominated by the Investor.

4.4.2.	Mr. Rui.
4.4.2.1.
The Investor shall use its commercially reasonable efforts to cause the employment by the Investor or Investor’s affiliate of Mr. Rui as the manager of the Company and the vice president and executive director of the games department of the Investor for a term of five (5) years (the “Term”), at the end of each year , Investor or Investor’s Affiliate will review his annually performance and decide whether extend his employment.

4.4.2.2.
Subject to the terms and provisions of the employment agreement to be entered into by and between the Investor or Investor’s affiliate and Mr. Rui, during the Term, Mr. Rui shall receive from the Investor or Investor’s affiliate (i) a monthly salary of RMB20,000, (ii) a monthly performance allowance of RMB5,000 based on the evaluation of the performance of Mr. Rui by the Investor and details of payment to be determined by the Investor or Investor’s affiliate, and (iii) options to purchase the American depositary shares (listed on the NASDAQ Global Market) (“ADSs”) of Linktone Ltd. (“Linktone”), an affiliate of the Investor, subject to the terms and conditions of Linktone’s 2003 Stock Incentive Plan. The aggregate number of options to be granted to Mr. Rui shall be determined by the Investor’s Compensation Committee in the of 2010 and shall be granted in 2010 according to Linktone’s 2003 Stock Incentive Plan. The options to be granted in 2010 shall have an exercise price of the official closing price of the ADSs as quoted on the NASDAQ Global Market on the date hereof. Notwithstanding anything contrary herein, any and all of the salary, allowance and options entitled to Mr. Rui hereunder shall only take effect after the Board of Director of Linktone Ltd. approve the same.

4.4.2.3.
Subject to the terms and conditions of the employment agreement to be entered into by and between the Investor or Investor’s affiliate and Mr. Rui, Mr. Rui shall be subject to the non-competition provisions as set forth in Section 6.5.

4.4.3.	Investor Covenants.
4.4.3.1.
Except for the management of finance and finance-risk-related business and subject to the rights of the Board of the Company as set forth in this Agreement, the Investor shall not directly intervene the day-to-day operations, market promotion and research and development management of the Company in order to ensure that the Company could conduct its business at its sole discretion as long as Ruis is employed by the Company.

4.4.3.2.
Notwithstanding anything contrary in this Agreement, the Investor shall use its commercially reasonable efforts to provide the Company with resources (subject to Section 5.9, at cost or lowest market price that can enhance the performance of the Company, including but not limited to, channels, SP qualifications and maintenance of relations with local operators; provided however, that the Company shall be fully responsible for its performance and the Investor shall have no liability whatever for the performance of the Company.

4.5.
Indemnity. To the fullest extent permitted by law, the parties hereto agree to cause the Company to indemnify and hold harmless the directors and executive officers of the Company from and against any and all damages, liabilities, losses, costs, expenses, liabilities, and attorney’s fees incurred by them arising out of, or in connection with, the performance of their duties or the operation of the Company’s business; provided, however, that such indemnity shall not include those damages, losses, costs, expenses, liabilities, and attorney’s fees resulting from their gross negligence or willful misconduct.

4.6.
Appendix I. Other corporate governance terms and provisions, including but not limited to, the rights and obligations of the Board, the procedures of Board meetings and others are set forth in Appendix I attached hereto.

5.	General Affairs of the Company.
5.1.	Books and Records.
5.1.1.
The Company shall, and the Original Equityholder shall procure the Company to, keep proper, complete and accurate books of account, in RMB and in accordance with the generally accepted accounting principles in the PRC (“PRC GAAP”) “RMB” means the renminbi yuan, the lawful currency of the PRC.

5.1.2.
The accounts of the Company shall be audited annually in accordance with US GAAP internally by persons designated and appointed by the Investor and externally by a Designated Accounting Firm. The Company and the Original Equityholder shall cooperate with the Investor and its representatives with regard to the audit of the Company’s accounts. “Designated Accounting Firm” means any one of the following accounting firms appointed by the Investor: Deloitte Touche Tohmatsu, Ernst & Young, KPMG or PricewaterhouseCoopers, or any other accounting firm designated by the Investor.

5.1.3.
The Company shall, and the Original Equityholder shall procure the Company to, make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of assets and provide a sufficient basis for the preparation of the Company’s consolidated financial statements and notes thereto in accordance with US GAAP.

5.1.4.	The Company shall, and the Original Equityholder shall procure the Company to, devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:
5.1.4.1.	transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization;
5.1.4.2.	transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets;
5.1.4.3.	access to assets is permitted only in accordance with management’s general or specific authorization; and
5.1.4.4.	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.1.5.
The Company shall, and the Original Equityholder shall procure the Company to, design and maintain such internal controls and procedures to ensure that material information relating to the Company is made know in a timely manner to the chief executive officer, chief financial officer, and the Board of the Company by others within the Company. “Internal controls and procedures” means controls and other procedures of the Company that are designed to ensure that information required to be disclosed by the Company, including without limitation, in reports that it files or submits under any applicable law, is recorded, processed, summarized and reported, in a timely manner and in any event within the time period required by applicable law. Internal controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company is accumulated and communicated to the Company’s management, including its chief executive officer, chief financial officer and the Board, as appropriate, to allow timely decisions regarding required disclosure.

5.1.6.	Each Equityholder shall, upon reasonable notice, have the right to review the books and records of the Company and, at its own expense, to audit such books and records.
5.2.	Office. The Company shall remain at its existing location.
5.3.	Information Rights.
5.3.1.
The Company shall, and the Original Equityholder shall cause the Company to, provide to the Investor, within ninety (90) days after the end of each of its financial year, the audited annual consolidated financial statements of the Company for such financial year prepared in accordance with US GAAP and audited by a Designated Accounting Firm.

5.3.2.
In addition, the Company shall, and the Original Equityholder shall cause the Company to, provide to the Investor (i) unaudited consolidated quarterly (within thirty (30) days after the end of the relevant calendar quarter) and monthly (within twenty (20) days after the end of the relevant calendar month) financial statements for the Company, (ii) quarterly business update report which shall include, without limitation, the income statement and the cash flow statement for the concerned quarter and the balance sheet as of the end of such quarter, accounts receivable aging analysis for the relevant quarter, research and development reports including updates on ongoing projects and plans, reports on any significant market developments, major customer orders, potential merger and acquisition situations and government policy updates, profit and loss projections with respect to the following quarter and human resources planning on key hires; (iii) notices of meetings of the Board, committees of the Board, and equityholders of the Company (on the same date such notices are dispatched to such directors or equityholders, as the case may be); (iv) copies of all resolutions (including any written resolutions) passed by the equityholders and/or Board of the Company within ten (10) days after the date of each such resolutions being passed; (v) copies of all minutes of meetings of the Board, committees of the Board, and equityholders of the Company within ten (10) days after the date of each such meeting; and (vi) such other reports, financial and other information relating to the business and finances of the Company as the Investor may request. The Company will arrange monthly management meetings among the relevant senior managers and representatives of the Investor to discuss the Company’s operating performance.

5.3.3.
The Original Equityholder and the Company shall, and shall cause the Company’s accountants and other representatives to, provide to the Investor all information that the Investor shall reasonably require (i) to allow the Investor or its affiliates to claim tax credits under applicable tax laws and (ii) to prepare any tax returns required to be filed by the Investor or its affiliates under applicable tax laws.

5.4.	Qualified IPO.
5.4.1.
Subject to applicable laws and in the event the expectations for listing are achieved, the Investor shall use its commercially reasonable efforts to facilitate the Company’s commencement of a Qualified IPO in 2011 or 2012; provided, however, that the Company shall be fully responsible for the completion of such Qualified IPO and the Investor shall have no liability whatever if any such Qualified IPO is not completed for whatever reason. “Qualified IPO” means a firm commitment underwritten initial public offering of the then ordinary shares of the Company on a Qualified Exchange. “Qualified Exchange” means (i) the New York Stock Exchange or the NASDAQ Stock Market’s Global Market System, (ii) the Shanghai Stock Exchange or the Shenzhen Stock Exchange, (iii) the Stock Exchange of Hong Kong Limited, or (iv) any other exchange of recognized international reputation and standing duly approved by the Company’s Board.

5.4.2.
For the avoidance of doubt, in connection with any potential Qualified IPO, the Company and the Original Equityholder will, prior to the selection of the underwriter for such Qualified IPO and the selection of the Qualified Exchange, consult with the Investor concerning the selection of such underwriter and exchange.

5.4.3.
Immediately prior to the closing of a Qualified IPO, each Equityholder shall have the right to subscribe for such number of the then ordinary shares of the Company at the price per share set in the Qualified IPO, such that following the Qualified IPO dilution, each Equityholder would maintain the same fully diluted ownership position in the Company as immediately after the Closing (as defined in the Purchase Agreement) or as contemplated in Section 8.1.8 of the Purchase Agreement, as applicable. This provision shall be subject to applicable stock exchange rules and securities laws as well as underwriters’ exercise of the over-allotment option.

5.4.4.
Subject to Sections 2 and 5.4.5, after the closing of a Qualified IPO, the Original Equityholder shall have the right to sell not more than fifteen percent (15%) of the then outstanding ordinary shares of the Company held by it on a priority basis ahead of the Investor.

5.4.5.
Subject to Sections 2 and 5.4.4, after the closing of a Qualified IPO, the Original Equityholder shall have the right to sell annually not more than twenty percent (20%) of the then ordinary shares of the Company held by it.

5.4.6.
Within five (5) years after the closing of a Qualified IPO, the Original Equityholder shall hold at least twenty percent (20%) of the then ordinary shares of the Company (as determined upon the closing of such Qualified IPO).

5.4.7.
In the event when the expectations for listing are achieved but the closing of a Qualified IPO does not take place within five (5) years after the date hereof as a result of a force majeure event, the Equityholders shall discuss in good faith any other plans for withdrawing their respective investments from the Company; provided, however, that and subject to Section 2, the Investor and Original Equityholder shall have the right to sell any and all of its equity interest of the Company.

5.5.
Securities Filing. The Company shall provide, and the Original Equityholder shall cause the Company to provide, to the Investor, promptly within three (3) Business Days after the filing thereof, copies of any registration statement, preliminary prospectus, final prospectus, application for listing or other document filed with any securities regulatory authority or securities exchange in any jurisdiction.

5.6.
Budgets and Business Plans. The Company shall, and the Original Equityholder shall cause the Company to, prepare proposed annual operating and capital budgets and business plans for the Company for each financial year including details of anticipated revenues, operating expenses, capital expenditure debt, working capital requirements and cash flow forecasts on a month-to-month basis for the forthcoming financial year (the “Proposed Annual Budget”), which shall be submitted to the Board not less than thirty (30) days prior to the commencement of each financial year. The Board shall convene as soon as practicable thereafter to consider and approve the Proposed Annual Budget.

5.7.
Intellectual Property Protection. The Company shall, and the Original Equityholder shall ensure that the Company shall, (i) take all reasonable and prudent steps promptly to protect its Intellectual Property rights, including registering all its trademarks, brand names, domain names and copyrights and wherever prudent applying for patents on its technology and (ii) ensure that neither the Company nor any of its employee takes any action that constitutes, or could reasonably be expected to constitute, a violation or infringement of any intellectual property rights held by any other person. “Intellectual Property” means any and all (a) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship, (b) know-how, trade secrets and patents (including symbolic patents and designs), (c) proprietary processes and operational procedures, (d) trade names, trade dress, trademarks, and service marks, and registrations and applications therefor, (e) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights; and (f) all actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewal, continuations, divisions or other extensions of legal protections pertaining thereto.

5.8.
Profit Distribution. Commencing with financial year 2010, the Company shall declare and distribute annually (if and to the extent approved by the Board pursuant to the provisions of this Agreement and the Restated Articles and subject to applicable laws, and accomplished within fifteen (15) Business Days after the completion of the Company’s audit by the Designated Accounting Firm for such financial year) dividends to the Equityholders pursuant to the proportion of equity interest of the Company held by each of the Equityholder.

5.9.
Cooperation between the Equityholders and the Company. Subject to the provisions of this Agreement, the Company may enter into any agreement or transaction with any Equityholder (or its affiliate) provided that such agreement or transaction is in the ordinary course of business of the Company and such Equityholder (or its affiliate) and contains customary commercial terms negotiated on an arm’s length basis.

5.10.	Ethical Business Practices.
5.10.1.	The Company shall, and the Original Equityholder shall procure the Company to, adopt and implement policies and compliance procedures on ethical business practices.
5.10.2.
The Company shall, itself and shall procure its officers, directors, employees, and agents to, and the Original Equityholder shall procure the Company and its officers, directors, employees, and agents to, use only legitimate business and ethical practices in commercial operations and in promoting the position of the Company on issues before any Governmental Authorities. “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the PRC, any foreign country or any domestic or foreign state, county, city or other political subdivision.

5.10.3.
In connection with the business of the Company, the Company and the Original Equityholder shall ensure that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

5.10.4.
In connection with the business of the Company, each of the Company and the Original Equityholder warrants and covenants, on behalf of itself, all entities that it controls, and its owners, directors, officers, and employees, that it has not and will not offer, pay, promise to pay, or authorize the payment of any money or anything else of value, whether directly or through another person or entity, to any government official or political party in order to (i) influence any act or decision of such official or party or (ii) induce such official or party to use his or its influence with a government or instrumentality thereof, in order to obtain or retain business for or with, or to direct business to, the Company, or to secure any improper advantage for the benefit of the Company.

5.11.
Use of Sales Agents and Representatives. In connection with the business of the Company, the Company shall not, and the Original Equityholder shall procure the Company not to, use any sales agent or representative unless the agent or representative has been screened to ensure that it has a good business reputation and conducts its business in an ethical fashion.

5.12.
Financial and Money Laundering Compliance. The Company and the Original Equityholder shall ensure that the business of the Company shall be conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in the PRC, the United States and all other jurisdictions in which the Company conduct its business, the rules and regulations hereunder and any related or similar rules, regulations or guidelines issued, administered, or enforced by any governmental agency, authority or body.

5.13.
Compliance with Laws. The Company shall ensure that, and the Original Equityholder shall cause the Company to ensure that, the Company will conduct its business strictly in accordance with applicable laws.

5.14.	Taxes. The Company shall, and the Original Equityholder shall procure the Company to:
5.14.1.
meet all payment, withholding, and all other tax compliance obligations (including with respect to transfer pricing and evidentiary requirements for transfer pricing) as required under the laws of the jurisdictions where the Company operates;

5.14.2.	retain a Designated Accounting Firm to handle all of its tax compliance matters in all jurisdictions where the Company operates;
5.14.3.	refrain from entering into tax sharing agreements or otherwise guarantee another person’s liability with respect to taxes;
5.14.4.	refrain from entering into any transactions primarily motivated for the purpose of evading taxes; and
5.14.5.	conduct its business in such a way as to ensure that it is not treated as a resident for tax purposes of, or is otherwise subject to income tax in, a jurisdiction other than the PRC
5.15.	Development of Overseas Markets; Long-term Development.
5.15.1.
The Equityholders will discuss in good faith making additional investments in the Company for the purposes of assisting the Company develop overseas markets, which investments will be in such amounts and at such times as the Investor and Equityholders shall mutually agree.

5.15.2.
The Equityholders will discuss in good faith making additional investments in the Company for the purposes of assisting the Company’s long-term development, which investments will be in such amounts and at such times as the Investor and Equityholders shall mutually agree.

6.	Representations and Warranties; Covenants.
Each of the parties, severally and not jointly, represents and warrants to each other party, that:
6.1.
Organization; Good Standing; Corporate Power. Such party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby, and such party is duly incorporated, validly existing and in good standing under the laws of the PRC.

6.2.
Authorization. The execution and delivery by such party of this Agreement and the performance by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such party.

6.3.
Enforceability. Assuming the due authorization, execution and delivery hereof by the other parties, this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

6.4.
No Violation. The execution, delivery and performance of this Agreement by such party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organizational or governance documents of such party to the extent relevant; (ii) require such party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other person pursuant to any instrument, contract or other agreement to which such party is a party or by which such party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made or otherwise explicitly required hereunder; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such party is a party or by which such party is bound or (iv) violate any applicable law.

6.5.	Non-Competition.
6.5.1.
The Original Equityholder covenants to the Company and the Investor that since the execution of this Agreement until five (5) years from the time when the Original Equityholder (or its successors, permitted transferees and assignees, and designated affiliate(s)) no longer directly or indirectly own any equity interest of the Company (or any interest therein)( the “Non-competition Period”), the Original Equityholder will not, and will ensure that Mr. Rui and any other person that the Original Equityholder directly or indirectly controls or holds equity interests in (other than the Company) will not, without the prior written consent of the Investor:

6.5.1.1.
enter, directly or indirectly, into any business that competes directly or indirectly with the business of the Company as currently conducted and as proposed to be conducted, including holding the shares of a company which is engaged in such business, participating the management or control of such business, providing finance service, employment, consulting service or other service ;

6.5.1.2.	solicit for itself or any entity other than the Company the business or a customer, client, supplier or franchiser of the Company, or
6.5.1.3.	persuade, solicit or encourage any employee or consultant of the Company to leave the Company’s employ or terminate any employment agreement or consulting arrangement.
6.5.2.
Each and every obligation under Section 6.5.1 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts which are unenforceable shall be deleted from such Section and any such deletion shall not affect the enforceability of the remainder parts of such Section.

6.5.3.
The parties agree that the restrictive covenants contained in Section 6.5.1 are reasonable and necessary for the protection of the Company and the Investor, and further agree that the said covenants are not excessive or unduly onerous upon the Original Equityholder. However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Company or the Investor, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modification as may be necessary to make it valid and effective.

6.5.4.
In the event that the Original Equityholder is in violation of this Section 6.5, all income generated in connection therewith shall become the property of the Company. In the event that such income is not sufficient to compensate the losses incurred by the Company and the Investor, the Original Equityholder shall indemnify and reimburse such losses incurred by the Company and the Investor. In addition, the Non-competition Period will be extended accordingly for each day that Original Equityholder is in violation of this Section 6.5.

6.6.
Restated Articles. Within [seven (7) Business Days] after the Closing (as defined the Purchase Agreement), the Company shall complete, or shall cause the completion of, (i) the amendment and restatement of its existing Articles of Association in the form and substance as set forth in Exhibit A attached hereto (the “Restated Articles”) to reflect the transactions contemplated herein, and (ii) the changes to the industrial and commercial registration to reflect the transactions contemplated herein.

7.	Confidentiality.
7.1.
Confidentiality. No Equityholder shall divulge or communicate to any person (other than (i) as required by law, stock exchange rule, or by any regulatory or Governmental Authority or (ii) to its, officers, employees or advisors on a need-to-know basis for the purposes of reporting, evaluating, reviewing or assessing the performance, acquisition, holding, management, divestment of its interest in the Company or any other purposes substantially similar therewith) or use or exploit for any purpose whatsoever the identity of any Equityholder of the Company or any confidential and/or proprietary knowledge or information of the Company or any of the other Equityholder which the first-mentioned Equityholder may receive or obtain as a result of entering into this Agreement, and each Equityholder shall use its reasonable endeavors to prevent its officers, employees or advisors from so doing. This restriction shall apply to each Equityholder until three years from the date this Agreement is terminated with respect to such Equityholder, but shall not apply to: (a) information or knowledge which may properly come into the public domain through no fault of the relevant Equityholder; or (b) a disclosure for a specific purpose which is approved by resolution of the Board prior to such disclosure being made (which approval shall not be unreasonably withheld).

7.2.
Exceptions. Notwithstanding the foregoing, Section 7.1 shall not apply to: (i) information which an Equityholder learns from a third party having the right to make the disclosure, provided the Equityholder complies with any restrictions imposed by the third party; (ii) information which is in the Equityholder’s possession prior to the time of disclosure by the Company and not acquired by the Shareholder under a confidentiality obligation; (iii) information which the Equityholder or its affiliate is required to disclose by law or a governmental or regulatory authority (which, for the purposes of this Agreement, shall be deemed to include disclosure by an Equityholder or its affiliate of the nature of such Equityholder’s or its affiliate’s investment in filings and submissions with the United States Securities and Exchange Commission and the securities regulatory agencies of other applicable jurisdictions); or (iv) information which the Equityholder is required to disclose by court order or other legal process. With respect to a disclosure required by law, any governmental or regulatory authority or pursuant to a court order or other legal process, prior to making such disclosure, an Equityholder shall (a) use all reasonable efforts to limit the scope of such disclosure and to request and pursue confidential treatment of such disclosure to the extent available and (b) unless prohibited or restricted by law, a governmental or regulatory authority or pursuant to a court order or other legal process, notify the Company of the pending disclosure as soon as practicable so that the Company may seek appropriate redress. If the Company reasonably believes that an Equityholder has not satisfied clause (a) of the preceding sentence, and the Company notifies the Equityholder in writing of such belief, the Equityholder shall take such action(s) requested by the Company in writing, subject to the following conditions: (A) the action requested by the Company is contemplated by clause (a) of the preceding sentence; (B) between the Company and the Equityholder, the Equityholder is the only party that is in the position to take the actions requested by the Company under the applicable laws, rules or regulations; (C) at the request of the Equityholder, the Company shall provide an indemnity reasonably satisfactory to the Equityholder; and (D) the taking of the actions requested by the Company will not subject the Equityholder, if acting in good faith, to any known sanctions from any legal, government or regulatory authority or court of law, or under applicable law, whether arising from or as a result of the Equityholder taking such actions. Nothing contained herein is intended to limit or restrict the ability of the Investor and its affiliates with respect to their filings with the United States Securities and Exchange Commission or to make required disclosure therein.

7.3.
Press Release. None of the Company and the Original Equityholder shall issue a press release or make any public announcement or other public disclosure with respect to the relationship or involvement of the parties without obtaining the prior written consent of the Investor or use the name of the Investor or its affiliate without obtaining in each instance the prior written consent of the Investor.

8.	Term and Termination.
8.1.
Effective Date; Termination. This Agreement shall become effective from the Effective Date (as defined below) and shall terminate: (i) with respect to any Equityholder, on the date on which such Equityholder no longer holds any equity interest of the Company, and (ii) with respect to all parties, on the date agreed upon in writing by all of the parties, provided that the following provisions shall automatically terminate upon the closing of a Qualified IPO (except as otherwise expressly provided herein): Section 2 (Restrictions on Transfer of Equity Interest), Section 3 (Preemptive Rights), Section 4 (Corporate Governance) and Section 5.3 (Information Rights).

8.2.
Consequences of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect, except that the parties shall continue to be bound by the provisions which are intended, expressly or implicitly, to survive the termination of this Agreement. Nothing in this Section 8.2 shall be deemed to release any party from any liability for any breach of this Agreement prior to the effective date of such termination.

9.	Miscellaneous.
9.1.
Administrative Fees and Other Expenses. Each party shall pay its own fees and expenses in connection with the transactions contemplated by this Agreement, and the negotiation, preparation, execution, delivery, and performance thereof, including attorney’s fees.

9.2.
Notices. All notices or other communications required or permitted to be given hereunder shall be in writing in Chinese and shall be deemed to have been duly given and received on the date delivered by hand or by a generally recognized national courier service (with relevant fees prepaid), or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (provided that a copy of such facsimile and transmission confirmation is delivered by hand or a generally recognized national courier service to the addressee of the facsimile within five (5) Business Days), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties as follows:

If to the Investor:
Address: [Unit C and D, 10th Floor, Longfeng Tower, 1566 West Yanan
Road, Changning District, Shanghai]
Facsimile: [021-61671740]
Attention: [MR. Jun Xi]
If to the Original Equityholder:
Address: [Room 601, Tower B, Dushi Building, 34 Guangming Road,
Yaohai District, Hefei City, PRC]
Facsimile: [•]
Attention: [MR. Rui A Ji]
If to the Company:
Address: [Room 801, Kemao Building, Shushan District, Hefei City, PRC]
Facsimile: [•]
Attention: [MR. Rui A Ji

or to such other persons or addresses as the person to whom notice is given may have previously furnished in writing to the party giving such notice in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

9.3. Successors and Assigns.
9.3.1.
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

9.3.2.
Unless otherwise expressly provided in this Agreement, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement. Any attempted delegation or assignment without the required consent shall be void and of no effect.

9.4.
Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5.	Good Faith. All matters not specifically provided for in this Agreement which related to the subject matters hereof and require decision shall be discussed by the parties hereto in good faith.

9.6.
Further Assurance. Each of the parties hereto shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full effect to the provision of this Agreement.

9.7.
No Agency. No Equityholder, acting solely in its capacity as an Equityholder of the Company, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. Any Equityholder that takes any action or binds the Company in violation of this Section 9.7 shall be solely responsible for, and shall indemnify the Company and the other Equityholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including but not limited to any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company, or such other Equityholder, as the case may be, may at any time and from time to time become subject to or liable for by reason of such violation. The provisions of this Section 9.7 shall survive the termination of this Agreement.

9.8.
No Partnership. The Equityholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Equityholders do not intend to be partners to each other, or partners as to any third party, or to create any fiduciary relationship among themselves, solely by virtue of their status as Equityholders. To the extent that any Equityholder, by word or action, represents to another person that any Equityholder is a partner or that the Company is a partnership, the Equityholders making such representation shall be liable to the other Equityholder that incurs any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation. The provisions of this Section 9.8 shall survive the termination of this Agreement.

9.9.	Additional Equityholders; Additional Equity Interest.
9.9.1.
If, as a result of any transaction, any person acquires any equity interest of the Company, it shall be a condition precedent to such acquisition that such person shall, and the Company and the Equityholders shall cause such person to, execute and deliver to each of the parties hereto a letter agreement in the form and substance satisfactory to the parties hereto, pursuant to which such person agrees to be bound by the provisions of this Agreement as an Equityholder.

9.9.2.	In the event any Equityholder acquires additional equity interest, such equity interest shall automatically be subject to the terms of this Agreement.
9.10.
Severability. If one or more provisions of this Agreement are held to be unenforceable, in whole or in part, under any applicable law, such provision shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected. This Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

9.11.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not being considered in construing or interpreting this Agreement.

9.12.
References to Documents. References to this Agreement include the Appendices and Exhibits, which form an integral part hereof. A reference to any Section, Appendix or Exhibit is, unless otherwise specified, to such Section of, or Appendix or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Appendix or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

9.13.
Entire Agreement. This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

9.14.	Effective Date. This Agreement shall come into effect on the Closing Date (as defined in the Purchase Agreement) (the “Effective Date”).
9.15.	Counterparts.
9.15.1.	The parties shall execute six (6) originals of this Agreement and each party shall keep two (2) originals of this Agreement, each with identical legal force and effect.
9.16.	Governing Law and Dispute Resolution.
9.16.1.	This Agreement shall be governed and construed by the laws of PRC (for the purpose of this Agreement excluding the laws of Hong Kong, Macao and Taiwan).
9.16.2.
Any dispute, controversy or difference arising out of, in connection with or relating to, this Agreement shall first be resolved among the parties through friendly negotiation. Such negotiation shall commence within 5 days after a Party send a negotiation letter, and if no agreement is reached within 30 days after the negotiation commenced, any Party may submit such dispute to the competent court in Shanghai.

9.17.	Execution Language.

This Agreement shall be executed in both Chinese and English version.
[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
PARTY A / THE INVESTOR
SHANGHAI WEILAN COMPUTER CO., LTD
Signature: /s/ Hary Tanoesoedibjo
Seal:
Date:
PARTY B / THE ORIGINAL EQUITYHOLDER
HEFEI BAOFENG CARTOON INFORMATION TECHNOLOGY CO. LTD.
Signature: /s/ Rui Aji
Seal:
Date:
PARTY C / THE COMPANY
HEFEI LETANG CARTOON INFORMATION TECHNOLOGY CO., LTD.
Signature: /s/ Rui Aji
Seal:
Date:
[SIGNATURE PAGE TO EQUITYHOLDERS AGREEMENT]

APPENDIX I
FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF THE COMPANY